Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On October 18, 2015, WEX Inc. (“WEX” or the “Company”) entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Mustang HoldCo 1 LLC, Warburg Pincus Private Equity (E&P) XI - B, L.P., Warburg Pincus Private Equity XI‑C, L.P., WP XI Partners, L.P., Warburg Pincus Private Equity XI‑B, L.P., WP Mustang Co‑Invest‑B, L.P., WP Mustang Co‑Invest‑C L.P., Warburg Pincus XI (E&P) Partners‑B, L.P., and Warburg Pincus (E&P) XI, L.P. (collectively, the “Sellers”), WP Mustang Topco LLC (“Topco”) and Warburg Pincus Private Equity XI (Lexington), LLC (the “Blocker”), under which the Company agreed to purchase Topco and the Blocker from the Sellers (the “Acquisition”). Topco and the Blocker collectively hold all of the membership interests of WP Mustang Holdings LLC (the "Target"). The Acquisition was consummated on July 1, 2016.

The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2015 and the three months ended March 31, 2016 and the unaudited pro forma condensed combined balance sheet as of March 31, 2016, have been derived from the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Report on Form 10-Q for the period ended March 31, 2016 and the audited consolidated financial statements of the Target as of and for the year ended December 31, 2015 and the unaudited condensed consolidated financial statements of the Target as of and for the three months ended March 31, 2016, which are included as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K/A, after giving effect to the Acquisition and applying the assumptions and adjustments described herein.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with the Company considered the acquirer of Topco and the Blocker. The purchase price and related allocations for the Acquisition have not yet been finalized. Accordingly, consideration provided by the Company to complete the acquisition has been allocated to assets and liabilities of Topco and the Blocker based upon management’s preliminary estimated fair values as of the date of this filing. The pro forma purchase price adjustments and the purchase price allocation are subject to change during the purchase price allocation period as the Company finalizes the valuations of net tangible and intangible assets and other working capital. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the following balance sheet and income statements. The final purchase price allocation could differ materially from this allocation.

The following unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial statements do not include liabilities that may result from integration activities after completion of the Acquisition. Any such liabilities will be recorded as expense in subsequent periods. In addition, the unaudited pro forma condensed combined financial statements do not include any potential operating efficiencies or cost savings from expected synergies. The timing and effect of actions associated with integration are as yet uncertain.

The pro forma combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the Company’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016 and the Target's historical audited consolidated financial statements as of and for the year ended December 31, 2015 and unaudited condensed consolidated financial statements for the three months ended March 31, 2016, which are included as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K/A.

September 19, 2016

Pro Forma Condensed Combined Balance Sheet
(in millions)
(unaudited)

	March 31, 2016
	WEX	WP Mustang Holdings LLC	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$515.3	$76.9	$—		$592.2
Accounts receivable, net	1,567.1	118.1	—		1,685.2
Securitized accounts receivable, restricted	86.3	—	—		86.3
Income taxes receivable	6.8	—	—		6.8
Available-for-sale securities	19.2	—	—		19.2
Property, equipment and capitalized software, net	146.5	17.9	(14.4)	A	150.0
Deferred income taxes, net	9.2	—	32.0	B	41.2
Goodwill	1,123.5	586.3	224.5	A	1,934.3
Other intangible assets, net	461.6	499.0	369.3	A	1,329.9
Other assets	208.3	20.2	—		228.5
Total Assets	$4,143.8	$1,318.4	$611.4		$6,073.6
Liabilities
Accounts payable	$451.8	$91.1	—		$542.9
Accrued expenses	165.4	41.7	—		207.1
Deposits	1,041.7	66.3	—		1,108.0
Securitized debt	75.1	—	—		75.1
Revolving line-of-credit facilities and term loan	1,066.0	732.8	424.8	C,D	2,223.6
Deferred income taxes, net	94.4	—	215.0	B	309.4
Other debt	50.6	—	—		50.6
Amounts due under tax receivable agreement	57.5	—	—		57.5
Other liabilities	10.0	3.1	—		13.1
Total Liabilities	3,012.5	935.0	639.8		4,587.3
Equity
Common stock and additional paid in capital	176.9	495.1	(140.1)	E	531.9
Non-controlling interest	13.0	—			13.0
Retained earnings (accumulated deficit)	1,206.7	(111.7)	111.7	F	1,206.7
Accumulated other comprehensive loss	(93.0)	—	—		(93.0)
Treasury stock, at cost	(172.3)	—	—		(172.3)
Total Equity	1,131.3	383.4	(28.4)		1,486.3
Total Liabilities and Equity	$4,143.8	$1,318.4	$611.4		$6,073.6

September 19, 2016

Pro Forma Condensed Combined Income Statement
(in millions)
(unaudited)

	Three Months Ended March 31, 2016
	WEX	WP Mustang Holdings LLC	Adjustments		Pro Forma
Total revenues	$205.9	$33.2	$—		$239.1
Expenses
Salary and other personnel	63.4	11.0	—		74.4
Provision for credit losses	3.9	1.0	—		4.9
Depreciation and amortization	22.3	16.7	1.2	G	40.2
Other	75.2	5.3	(5.8)	H	74.7
Total operating expenses	164.8	34.0	(4.6)		194.2
Operating income (loss)	41.1	(0.8)	4.6		44.9
Other	16.8	—	—		16.8
Financing interest expense	(21.5)	(13.7)	14.9	I	(20.3)
Total other income (expense)	(4.7)	(13.7)	14.9		(3.5)
Income (loss) before income taxes	36.4	(14.5)	19.5		41.4
Income tax expense	(13.2)	—	(1.9)	J	(15.1)
Net income (loss)	23.2	(14.5)	17.6		26.3
Net gain attributable to non-controlling interest	0.1	—	—		0.1
Net earnings (losses) attributable to WEX Inc.	$23.1	$(14.5)	$17.6		$26.2

September 19, 2016

Pro Forma Condensed Combined Income Statement
(in millions)
(unaudited)

	Year Ended December 31, 2015
	WEX	WP Mustang Holdings LLC	Adjustments		Pro Forma
Total revenues	$854.6	$134.8	$—		$989.4
Expenses
Salary and other personnel	234.6	40.0	—		274.6
Provision for credit losses	22.8	5.2	—		28.0
Depreciation and amortization	83.0	71.9	1.8	G	156.7
Other	285.4	24.9	(4.3)	H	306.0
Total operating expenses	625.8	142.0	(2.5)		765.3
Operating income (loss)	228.8	(7.2)	2.5		224.1
Other	2.3	(1.8)	—		0.5
Financing interest expense	(46.2)	(56.4)	19.9	I	(82.7)
Total other (expense) income	(43.9)	(58.2)	19.9		(82.2)
Income (loss) before income taxes	184.9	(65.4)	22.4		141.9
Income tax (expense) benefit	(75.3)	0.2	16.0	J	(59.1)
Net income (loss)	109.6	(65.2)	38.4		82.8
Net loss attributable to non-controlling interest	(1.7)	—	—		(1.7)
Net earnings (losses) attributable to WEX Inc.	111.3	(65.2)	38.4		84.5
Accretion of non-controlling interest	(9.4)	—	—		(9.4)
Net earnings (losses) attributable to shareholders	$101.9	$(65.2)	$38.4		$75.1

September 19, 2016

Notes to Unaudited Pro Forma Condensed Combined Financial Information (in thousands, except per share information)
Note 1 - Basis of presentation
The unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of the Company and the Target, as adjusted to give effect to the Acquisition. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2016 and the year ended December 31, 2015 give effect to the Acquisition as if it had occurred on January 1, 2015. The unaudited pro forma condensed combined balance sheet as of March 31, 2016 gives effect to the Acquisition as if it had occurred on that date. Certain reclassification adjustments have been made in the presentation of the Target's historical amounts to conform to the presentation followed by the Company.
Note 2 — Preliminary purchase price allocation
The final purchase price for the Acquisition was valued at approximately $1,500,000, comprised of approximately $1,100,000 of cash and 4,012 shares of the Company’s common stock. The Company financed the Acquisition through amounts borrowed under a new credit facility.
The following table shows the preliminary allocation of the purchase price for Topco and the Blocker to the acquired identifiable assets, liabilities assumed and pro forma goodwill:

Assets and liabilities acquired, at fair value

Cash and cash equivalents	67,093
Accounts receivable, net	146,478
Prepaid expenses	4,618
Accounts payable	(83,299)
Accrued expenses	(56,904)
Customer deposits	(71,367)
Total working capital	6,619

Property and equipment	2,844
Other assets acquired	14,118
Other liabilities assumed	(4,687)
Deferred tax asset	32,000
Deferred tax liability	(215,000)
Intangible assets	868,200
Total identifiable assets acquired	704,094

Goodwill recognized	810,837

Note 3 — Pro forma adjustments
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet

(A)	Reflects the necessary adjustment to reflect the acquired assets and liabilities of Topco and the Blocker at their preliminary fair values as described within Note 2 above.

(B)
Reflects a deferred tax asset related to net operating losses that WEX obtained through the Acquisition and expects to be fully realizable and a deferred tax liability associated with the intangible assets acquired at fair value as described in Note 4 below. This deferred tax asset and liability was valued by multiplying the related temporary differences by the 37.5% federal and state statutory rate in effect for the WEX as of March 31, 2016.

(C)
Reflects initial borrowings $1,875,000 under the Credit Agreement dated July 1, 2016, by and among the Company and certain of its subsidiaries, as borrowers, WEX Card Holding Australia Pty Ltd., as designated borrower, and Bank of America, N.A., as administrative agent on behalf of the lenders (the “2016 Credit Agreement”) as described within Note 5 below and the subsequent payoff of the Target's credit facilities.

(D)
Reflects capitalization of $47,935 in debt issuance costs associated with the 2016 Credit Facility, partly offset by a $1,527 write-off pertaining to previously capitalized debt issuance costs paid to previous credit facility loan syndication members deemed to be extinguished under the 2016 Credit Facility.

(E)	Reflects elimination of the Target's capital and the issuance of 4,012 shares of the Company's common stock at fair value, which we used to consummate the Acquisition.

(F)	Reflects an elimination of the Target's accumulate deficit.
Adjustments to the pro forma condensed combined income statements

(G)	Reflects the following adjustments to depreciation and amortization:

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Estimated amortization on intangible assets acquired (See Note 4)	17,757	73,094
Estimated depreciation on property and equipment acquired (See Note 2)	142	569
Less: elimination of the Target's depreciation and amortization	(16,700)	(71,900)
Total adjustment to depreciation and amortization	1,199	1,763

(H)
Reflects elimination of $5,799 and $4,314 of nonrecurring transaction costs incurred during the three months ended March 31, 2016 and the year ended December 31, 2015, respectively, that are directly related to the Acquisition.

(I)	Reflects the following adjustments to interest expense resulting from the 2016 Credit Agreement.

	Three Months Ended March 31, 2016	Year Ended December 31, 2015
Interest expense under the 2016 Credit Agreement	17,827	72,136
Debt issuance cost amortization associated with 2016 Credit Agreement	1,993	7,973
Less: Write off of debt issuance costs associated with previous credit facilities	—	939
Less: elimination of the Company's and the Target's interest expense and debt issuance cost amortization associated with previous credit facilities	(34,751)	(100,935)
Total adjustment to interest expense	(14,931)	(19,887)
This reduction in interest expense was due to lower effective rates on the 2016 Credit Agreement as compared to the Company's and the Target's previous credit agreements, partly offset by an increase in overall borrowings.
At current borrowing levels under the 2016 credit agreement, a 12.5 basis points increase to the average London Interbank Offered Rate would increase annual interest expense by approximately $2,300.

(J)
Reflects the income tax effect of pro forma adjustments G-I and the income tax benefit from historical losses of the Target using the 37.5% federal and state statutory rate in effect for the Company during the year ended December 31, 2015 and the three months ended March 31, 2016.

Note 4 — Identifiable intangible assets acquired
We have preliminarily identified and valued approximately $868,200 in intangible assets, associated with this business combination. These intangibles were comprised primarily of approximately $834,100 allocated to customer relationship intangible assets and $31,100 allocated to completed technology assets, which have each been assigned estimated useful lives of 15 years. These assets will be amortized on an accelerated basis to reflect the pattern in which the associated economic benefits are consumed. For each of the next five years, amortization expense is expected to approximate $70,000. Assuming an overall weighted-average useful life of 5.1 years, a 10% change in the valuation of intangible assets would result in a corresponding $7,300 annual increase or decrease in amortization.
These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate while finalizing the estimates in our detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements.
Note 5 — 2016 Credit Agreement
The 2016 Credit Agreement provides for a tranche A term loan facility in an amount equal to $455,000 that matures on July 1, 2021, a tranche B term loan facility in an amount equal to $1,200,000 that matures on July 1, 2023, and a $470,000 secured revolving credit facility, with a $250,000 sublimit for letters of credit and a $20,000 sublimit for swingline loans, that terminates on July 1, 2021. Additional loans of up to the greater of $375,000 (plus the amount of certain prepayments) and an unlimited amount subject to satisfaction of a consolidated leverage ratio test of 4.00 to 1.00 may be made available under the 2016 Credit Agreement upon request of the Company subject to specified terms and conditions, including receipt of lender commitments. Proceeds from the 2016 Credit Agreement may be used for working capital purposes, acquisitions, payment of dividends and other restricted payments, refinancing of indebtedness, and other general corporate purposes.

Amounts outstanding under the 2016 Credit Agreement bear interest at a rate equal to, at the Company’s option, (a) the Eurocurrency Rate, as defined in the 2016 Credit Agreement, plus a margin of between 1.75% to 3.25% (initially 3.25%) with respect to the tranche A term loan facility and the revolving credit facility and between 3.25% to 3.50% (initially 3.50%) with respect to the tranche B term loan facility (with the Eurocurrency Rate subject to a 0.75% floor in the case of the tranche B term loan facility and a 0.0% floor in the case of the tranche A term loan and revolving credit facility), in each case, based on the ratio of consolidated funded indebtedness of the Company and its subsidiaries to consolidated EBITDA or (b) the highest of (i) the Federal Funds Rate plus 0.50%, (ii) the prime rate announced by Bank of America, and (iii) the Eurocurrency Rate plus 1.00%, in each case plus a margin of 0.75% to 2.25% (initially 2.25%) with respect to the tranche A term loan facility and the revolving credit facility or 2.25% to 2.50% (initially 2.50%) with respect to the tranche B term loan facility, in each case, based on the ratio of consolidated funded indebtedness of the Company and its subsidiaries to consolidated EBITDA. In addition, the Company has agreed to pay a quarterly commitment fee at a rate per annum ranging from 0.30% to 0.50% (initially 0.50%) based on the ratio of consolidated funded indebtedness of the Company and its subsidiaries to consolidated EBITDA of the daily unused portion of the 2016 Credit Agreement. The tranche B term loan facility was issued with original issue discount of 1.00%.
The 2016 Credit Agreement requires the Company to prepay outstanding term loans, subject to certain exceptions, with:

•
solely with respect to the tranche B term loan facility, 50% (subject to reduction to 25% and 0% based upon the Company’s consolidated leverage ratio) of the Company’s annual Excess Cash Flow (as defined in the 2016 Credit Agreement);

•
100% of the net cash proceeds of certain asset sales where the proceeds exceed certain thresholds, and certain casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence or issuance of certain debt, other than debt permitted under the 2016 Credit Agreement.
The Company may voluntarily prepay outstanding loans from time to time, subject to certain conditions, without premium or penalty other than customary “breakage” costs with respect to Eurocurrency Rate loans, provided, however, that if on or prior to the date that is twelve (12) months following the closing date, the Company prepays any loans under the tranche B term loan facility in connection with a repricing transaction, the Company must pay a prepayment premium of 1.00% of the aggregate principal amount of the tranche B term loans so prepaid.
The Company is required to make scheduled quarterly payments each equal to 1.25% in the case of the tranche A term loan facility, and 0.25% in the case of the tranche B term loan facility, of the original principal amount of the respective term loans made on the closing date, with the balance due at maturity.
The 2016 Credit Agreement contains customary representations and warranties, as well as affirmative and negative covenants. The 2016 Credit Agreement also requires, solely for the benefit of the lenders under the tranche A term loan facility and the revolving credit facility, that the Company maintain at the end of each fiscal quarter the following financial ratios:

•	a consolidated EBITDA to consolidated interest charge coverage ratio of no less than 3.25 to 1.00; and

•
a consolidated funded indebtedness (excluding (i) up to an agreed amount of consolidated funded indebtedness under permitted securitization transactions and (ii) the non-recourse portion of any permitted factoring transaction) to consolidated EBITDA ratio of, initially, no more than 5.40 to 1.00, which ratio shall step down to 5.25 to 1.00 at December 31, 2016, 5.00 to 1.00 at December 31, 2017, 4.25 to 1.00 at December 31, 2018 and 4.00 to 1.00 at December 31, 2019.

The obligations under the 2016 Credit Agreement are secured by a security interest in, subject to certain exceptions, substantially all of the assets of the Company pursuant to the terms of a U.S. Security Agreement, dated as of July 1, 2016, in favor of Bank of America, as collateral agent for the lenders.
On July 1, 2016, the Company borrowed the entire principal amount of the tranche A term loan facility, the entire principal amount of the tranche B term loan facility and $220,000 under the revolving credit facility to pay the cash portion of the purchase price for the Acquisition, repay the Target's outstanding credit facilities, repay amounts outstanding under the second amended and restated credit agreement entered into on August 22, 2014, by and among the Company and certain of our subsidiaries, as borrowers, WEX Card Holding Australia Pty Ltd., as designated borrower, and Bank of America, N.A., as administrative agent on behalf of consenting lenders (the "2014 Credit Agreement"), and pay related fees, expenses and other transaction costs, as well as for working capital and other general corporate purposes. The total initial borrowing on July 1, 2016 was $1,875,000 and the total borrowing capacity under the 2016 Credit Agreement is $2,125,000.
On July 1, 2016, concurrently with the financing transactions discussed above, the Company repaid in full all outstanding amounts under the 2014 Credit Agreement and terminated all commitments by the lenders to extend further credit thereunder and all guarantees and security interests granted by the Company to the lenders thereunder. The Company did not incur any early termination penalties in connection with the termination of the 2014 Credit Agreement.
Historical WEX financial statements include interest expense based on the 2014 Credit Agreement. This interest expense has been removed from the unaudited pro forma condensed combined financial statements above and replaced with the amounts that would have been calculated under the terms of the 2016 Credit Agreement.
Note 6 — Transaction costs
Transaction costs of $4,314 and $5,799 that are directly attributable to the Acquisition were recognized in the historical income statements of the Company and the Target for the year ended December 31, 2015 and the three months ended March 31, 2016, respectively. These costs are nonrecurring in nature and will not reflect expenses of the combined entity on an ongoing basis and as such, have been eliminated from the preceding unaudited condensed combined pro forma financial statements.
Note 7 — One-time integration costs and acquisition synergies
The Company expects to incur significant costs associated with integrating the operations of the Target. Realized synergies and plan restructuring activity benefits will scale over time to an expected $25,000 realized during the year ended December 31, 2018. The expected integration activity costs and synergy benefits resulting from the Acquisition are not reflected within the unaudited pro forma condensed combined financial statements.